Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732) 240-4500, ext. 7506

Fax: (732) 349-5070

Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.

ANNOUNCES QUARTERLY AND YEAR-TO-DATE

FINANCIAL RESULTS

TOMS RIVER, NEW JERSEY, October 17, 2013…OceanFirst Financial Corp. (NASDAQ: “OCFC”), (the “Company”), the holding company for OceanFirst Bank (the “Bank”), today announced that diluted earnings per share amounted to $0.29 for the quarter ended September 30, 2013, as compared to $0.28 for the corresponding prior year period. For the nine months ended September 30, 2013, diluted earnings per share amounted to $0.84, as compared to $0.89 for the corresponding prior year period. Highlights for the quarter included:

•	Commercial loans outstanding increased $18.5 million, an annualized growth rate of 13.6%.

•	The net interest margin stabilized at 3.20%, as compared to 3.21% in the linked quarter, largely the result of higher yielding commercial loans replacing investment securities.

•	Improved credit metrics supported a decrease in the loan loss provision, as non-performing loans decreased $4.3 million.

•	Tangible common equity remains strong at a ratio of 9.35%.

The Company also announced that the Board of Directors declared its sixty-seventh consecutive quarterly cash dividend on common stock. The dividend for the quarter ended September 30, 2013 of $0.12 per share will be paid on November 8, 2013, to shareholders of record on October 28, 2013.

Chairman and CEO John R. Garbarino observed “strong commercial loan growth helped to further stabilize the net interest margin, and we are encouraged by our improved credit metrics, as both non-performing loans and year-to-date net charge-offs decreased. Strategically, we continue to build our team of proven income producers in several areas, enhancing our prospects for future revenue growth. In the coming quarter we are also consolidating two branch offices and re-structuring our FHLB advance book to help these revenue gains translate into sustainable earnings improvement.”

Results of Operations

Net income for the three and nine months ended September 30, 2013 was $5.0 million and $14.4 million, respectively, or $0.29 per diluted share and $0.84 per diluted share, respectively, as compared to net income of $5.0 million and $16.0 million, respectively, or $0.28 per diluted share and $0.89 per diluted share for the corresponding prior year periods. Net income for the three and nine months ended September 30, 2012 was adversely impacted by a non-recurring expense relating to the departure of the Bank’s former President and Chief Operating Officer of $747,000, net of related expense savings, or $468,000 net of tax benefit. Net income was impacted in the current year periods by lower net interest income and lower other income, partly offset by a reduction in the provision for loan losses as compared to the prior year periods.

Net interest income for the three and nine months ended September 30, 2013 decreased to $17.5 million and $52.3 million, respectively, as compared to $18.0 million and $55.5 million, respectively, in the same prior year periods, reflecting a lower net interest margin partly offset by slightly higher interest-earning assets. The net interest margin decreased to 3.20% and 3.19%, respectively, for the three and nine months ended September 30, 2013 from 3.28% and 3.39%, respectively, in the same prior year periods, due to a change in the mix of average interest-earning assets from higher-yielding loans receivable into lower-yielding securities. High loan refinance volume earlier in the year also caused yields on loans and mortgage-backed securities to trend downward. The yield on average interest-earning assets decreased to 3.64% and 3.67%, respectively, for the three and nine months ended September 30, 2013, as compared to 3.92% and 4.06%, respectively, for the same prior year periods. The cost of average interest-bearing liabilities decreased to 0.53% and 0.57%, respectively, for the three and nine months ended September 30, 2013, as compared to 0.74% and 0.77%, respectively, in the same prior year periods. Average interest-earning assets increased $1.0 million and $5.9 million, respectively, for the three and nine months ended September 30, 2013, as compared to the same prior year periods. The increases in average interest-earning assets were primarily due to the increases in average securities of $39.5 million and $45.4 million, respectively, for the three and nine months ended September 30, 2013. These increases were partly offset by decreases in average loans receivable, net, of $28.7 million and $40.9 million, respectively, for the three and nine months ended September 30, 2013, as compared to the same prior year periods. The growth in interest-earning assets was primarily funded by increases in average non-interest-bearing deposits, partly offset by decreases in average time deposits and borrowed funds.

For the three and nine months ended September 30, 2013, the provision for loan losses was $700,000 and $2.6 million, respectively, as compared to $1.4 million and $4.8 million, respectively, for the corresponding prior year periods. The decrease for the three and nine months ended September 30, 2013 was partly due to reductions of $133,000 and $2.5 million, respectively, in net charge-offs as compared to the same prior year periods and a reduction in loans receivable, net at September 30, 2013 as compared to both December 31, 2012 and September 30, 2012. Additionally, non-performing loans decreased $1.8 million at September 30, 2013 as compared to December 31, 2012.

For the three and nine months ended September 30, 2013, other income decreased to $4.6 million and $12.7 million as compared to $4.9 million and $13.7 million in the same prior year periods. The decrease in other income was primarily caused by the net gain on sales of loans decreasing by $716,000 and $1.7 million for the three and nine months ended September 30, 2013, respectively. For the three and nine months ended September 30, 2013, Bankcard services revenue increased $91,000 and $438,000, respectively, and trust and asset management revenue increased $240,000 and $492,000, respectively, as compared to the same prior year periods. The increase in trust and asset management revenue was partly due to an increase in assets under administration to $212.0 million at September 30, 2013 from $172.9 million at December 31, 2012. For the three and nine months ended September 30, 2013, the net gain on the sale of loans decreased to $316,000 and $877,000, respectively, as compared to $1.2 million and $3.1 million in the same prior year periods due to the reclassification of reverse mortgage income into fees and service charges and a decrease in loan sale volume. Additionally, the net gain on the sale of loans for the nine months ended September 30, 2013 was adversely impacted by an addition of $975,000 to the reserve for repurchased loans as compared to an addition of $350,000 in the same prior year period. For the three months ended September 30, 2013, there was no provision for repurchased loans as compared to $100,000 in the same prior year period. (Refer to discussion in Asset Quality section regarding the reserve for repurchased loans.) Effective January 1, 2013, income from the origination of reverse mortgage loans is classified as part of fees and service charges as compared to inclusion in the net gain on the sale of loans in prior periods as the Bank no longer closes these loans in its name. The amount of reverse mortgage fees included in fees and service charges for the three and nine months ended September 30, 2013 was $186,000 and $531,000, respectively. The results from other real estate operations declined $228,000 and $55,000, respectively, for the three and nine months ended September 30, 2013, as compared to the same prior year periods. Finally, for the nine months ended September 30, 2013, the net gain on sales of investment securities available for sale decreased to $42,000 from $226,000 in the same prior year period.

Operating expenses amounted to $13.8 million and $40.2 million, respectively, for the three and nine months ended September 30, 2013, as compared to $13.8 million and $39.6 million, respectively, in the same prior year periods. Excluding the $747,000 non-recurring severance expense included in compensation and employee benefits, net of related expense savings, for the three and nine months ended September 30, 2012, operating expenses increased $692,000 and $1.3 million, respectively, as compared to the corresponding prior year periods. Compensation and employee benefits expense, net of the non-recurring severance cost, for the three and nine months ended September 30, 2013 was adversely impacted by recruiting costs and by the decrease in mortgage loan closings from the prior year levels. Lower loan closings in the current periods decreased deferred loan expense, net of sales commissions to mortgage loan representatives, which is reflected as an increase in compensation expense.

The provision for income taxes was $2.7 million and $7.8 million, respectively, for the three and nine months ended September 30, 2013, as compared to $2.7 million and $8.8 million for the same prior year periods. The effective tax rate was 34.9% and 35.2% for the three and nine months ended September 30, 2013, as compared to 35.1% and 35.5%, respectively, in the same prior year periods.

Financial Condition

Total assets increased by $17.1 million to $2,286.3 million at September 30, 2013, from $2,269.2 million at December 31, 2012. Securities, in the aggregate, increased by $35.5 million, to $583.0 million at September 30, 2013, as compared to $547.5 million at December 31, 2012. During the period, the Company reclassified $536.0 million of securities available-for-sale to securities held-to-maturity as the Company has the intent and ability to hold these securities until maturity. Loans receivable, net, decreased by $775,000, to $1,522.4 million at September 30, 2013 from $1,523.2 million at December 31, 2012, primarily due to prepayments and sale of newly originated 30-year fixed-rate one-to-four family loans. Commercial lending, however, grew $29.9 million during this period and residential construction loans increased $8.1 million as homeowners rebuild from superstorm Sandy.

Deposits increased by $49.2 million, to $1,768.9 million at September 30, 2013, from $1,719.7 million at December 31, 2012 with core deposits, (i.e. all deposits excluding time deposits) growing by $63.8 million. Securities sold under agreements to repurchase with retail customers increased by $9.2 million, to $70.0 million at September 30, 2013, from $60.8 million at December 31, 2012 and Federal Home Loan Bank advances decreased $36.0 million, to $189.0 million at September 30, 2013, from $225.0 million at December 31, 2012. Stockholders’

equity decreased to $213.8 million at September 30, 2013, as compared to $219.8 million at December 31, 2012. Net income for the period was offset by an increase in accumulated other comprehensive loss of $7.1 million due to the recent rise in interest rates, the repurchase of 533,018 shares of common stock for $8.1 million (average cost per share of $15.21) and the cash dividend on common stock. The reclassification of most available-for-sale securities to held-to-maturity during the third quarter will reduce the risk of accumulated other comprehensive losses that could result in the event of additional increases in interest rates. At September 30, 2013, there were 301,766 shares remaining to be repurchased under the stock repurchase program adopted in the fourth quarter of 2012. Tangible stockholders’ equity per common share was $12.30 at September 30, 2013, as compared to $12.28 at December 31, 2012, benefitting from the reduction in shares outstanding.

Asset Quality

The Company’s non-performing loans totaled $41.6 million at September 30, 2013, a $1.8 million decrease from $43.4 million at December 31, 2012. Included in non-performing loans at September 30, 2013 were $2.7 million in loans which remain adversely impacted by superstorm Sandy which caused substantial disruption in the Bank’s market area on October 29, 2012. Net loan charge-offs decreased to $2.2 million for the nine months ended September 30, 2013, as compared to $4.7 million for the corresponding prior year period.

The reserve for repurchased loans and loss sharing obligations, which is included in other liabilities in the Company’s consolidated statements of financial condition, was $1.5 million at September 30, 2013, a $265,000 increase from December 31, 2012. The increase was due to mostly first quarter activity relating to an additional provision for loans sold to the Federal Home

Loan Bank (“FHLB”), incurred losses relating to the FHLB loan sales, a comprehensive settlement with one investor relating to existing and anticipated loan repurchase requests, and recoveries of previously charged-off amounts. At September 30, 2013, there were two outstanding loan repurchase requests which the Company is disputing on loans with a total principal balance of $541,000, as compared to 12 outstanding loan repurchase requests with a principal balance of $3.6 million at December 31, 2012.

Strategic Initiatives

Subsequent to quarter-end, the Company made the strategic decision to prepay $159.0 million of Federal Home Loan Bank advances with a weighted average cost of 2.31% and a weighted average term to maturity of 16 months. The pre-tax prepayment fee on these borrowings was $4.3 million, or $0.16 per diluted share, which will be reflected in the fourth quarter’s reported earnings. The prepayment was initially funded by short-term advances, which the Company expects to supplement with deposit growth. Over the next year, the short-term advances will gradually be extended into longer-term liabilities. The transaction will improve net interest income and margin in future periods and, when fully implemented, will reduce the Company’s sensitivity to further interest rate increases.

The Company is focused on growing revenues in commercial lending, trust and asset management, and Bankcard services. In order to fund the required investment in these areas, the Bank reviewed branch expenses and decided to consolidate two branches into newer, in-market OceanFirst Bank facilities. The consolidation is scheduled to occur in the fourth quarter and is expected to result in a non-recurring charge of $630,000.

Conference Call

As previously announced, the Company will host an earnings conference call on Friday, October 18, 2013 at 11:00 a.m. Eastern time. The direct dial number for the call is (888) 317-6016. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877) 344-7529, Replay Conference Number 10034447 from one hour after the end of the call until January 31, 2014. The conference call, as well as the replay, are also available (listen-only) by internet webcast at www.oceanfirst.com in the Investor Relations section.

*    *    *

OceanFirst Financial Corp.‘s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered savings bank with $2.3 billion in assets and twenty-five branches located in Ocean, Monmouth and Middlesex Counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.‘s press releases are available by visiting us at www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995 which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake - and specifically disclaims any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	September 30, 2013	December 31, 2012	September 30, 2012
	(unaudited)		(unaudited)
ASSETS

Cash and due from banks	$44,055	$62,544	$55,365
Securities available-for-sale, at estimated fair value	68,968	547,450	568,420
Securities held-to-maturity, net (estimated fair value of 517,173 at September 30, 2013)	514,022	—	—
Federal Home Loan Bank of New York stock, at cost	15,211	17,061	17,148
Loans receivable, net	1,522,425	1,523,200	1,545,640
Mortgage loans held for sale	2,566	6,746	5,598
Interest and dividends receivable	6,087	5,976	6,963
Other real estate owned, net	4,259	3,210	3,628
Premises and equipment, net	22,641	22,233	22,233
Servicing asset	4,314	4,568	4,659
Bank Owned Life Insurance	54,233	53,167	52,806
Other assets	27,507	23,073	21,966

Total assets	$2,286,288	$2,269,228	$2,304,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$1,768,914	$1,719,671	$1,739,974
Securities sold under agreements to repurchase with retail customers	69,951	60,791	72,149
Federal Home Loan Bank advances	189,000	225,000	225,000
Other borrowings	27,500	27,500	27,500
Due to brokers	—	—	1,355
Advances by borrowers for taxes and insurance	8,230	7,386	7,296
Other liabilities	8,924	9,088	11,465

Total liabilities	2,072,519	2,049,436	2,084,739

Stockholders’ equity:
Preferred stock, $.01 par value, $1,000 liquidation preference, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 33,566,772 shares issued and 17,386,060, 17,894,929 and 18,020,046 shares outstanding at September 30, 2013, December 31, 2012 and September 30, 2012, respectively	336	336	336
Additional paid-in capital	263,125	262,704	262,590
Retained earnings	206,291	198,109	196,184
Accumulated other comprehensive (loss) gain	(7,011)	49	354
Less: Unallocated common stock held by Employee Stock Ownership Plan	(3,688)	(3,904)	(3,976)
Treasury stock, 16,180,712, 15,671,843 and 15,546,726 shares at September 30, 2013, December 31, 2012 and September 30, 2012, respectively	(245,284)	(237,502)	(235,801)
Common stock acquired by Deferred Compensation Plan	(660)	(647)	(689)
Deferred Compensation Plan Liability	660	647	689

Total stockholders’ equity	213,769	219,792	219,687

Total liabilities and stockholders’ equity	$2,286,288	$2,269,228	$2,304,426

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Interest income:
Loans	$17,403	$18,716	$52,493	$57,642
Mortgage-backed securities	1,865	2,065	5,540	6,618
Investment securities and other	716	733	2,163	2,166

Total interest income	19,984	21,514	60,196	66,426

Interest expense:
Deposits	1,107	1,907	3,607	5,960
Borrowed funds	1,333	1,607	4,312	4,971

Total interest expense	2,440	3,514	7,919	10,931

Net interest income	17,544	18,000	52,277	55,495

Provision for loan losses	700	1,400	2,600	4,800

Net interest income after provision for loan losses	16,844	16,600	49,677	50,695

Other income:
Bankcard services revenue	943	852	2,675	2,237
Trust and asset management revenue	628	388	1,583	1,091
Fees and service charges	2,247	1,873	6,037	5,710
Loan servicing income	200	130	528	409
Net gain on sales of loans available for sale	316	1,218	877	3,136
Net gain on sales of investment securities available for sale	—	—	42	226
Net (loss) gain from other real estate operations	(188)	40	(112)	(57)
Income from Bank Owned Life Insurance	419	376	1,067	977
Other	1	1	20	5

Total other income	4,566	4,878	12,717	13,734

Operating expenses:
Compensation and employee benefits	7,397	7,347	21,014	20,978
Occupancy	1,364	1,279	4,104	3,897
Equipment	675	662	2,003	1,892
Marketing	444	451	1,142	1,231
Federal deposit insurance	538	533	1,598	1,587
Data processing	1,067	914	3,002	2,738
Check card processing	454	425	1,288	1,061
Professional fees	358	731	1,673	1,909
Other operating expense	1,487	1,497	4,350	4,353

Total operating expenses	13,784	13,839	40,174	39,646

Income before provision for income taxes	7,626	7,639	22,220	24,783
Provision for income taxes	2,658	2,680	7,828	8,804

Net income	$4,968	$4,959	$14,392	$15,979

Basic earnings per share	$0.29	$0.28	$0.84	$0.90

Diluted earnings per share	$0.29	$0.28	$0.84	$0.89

Average basic shares outstanding	17,047	17,561	17,145	17,837

Average diluted shares outstanding	17,210	17,621	17,194	17,896

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At September 30,	At December 31,	At September 30,
	2013	2012	2012

STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	9.35%	9.69%	9.53%
Common shares outstanding (in thousands)	17,386	17,895	18,020
Stockholders’ equity per common share	$12.30	$12.28	$12.19
Tangible stockholders’ equity per common share	12.30	12.28	12.19

ASSET QUALITY
Non-performing loans:
Real estate – one-to-four family	$28,970	$26,521	$25,475
Commercial real estate	7,398	11,567	11,397
Consumer	4,428	4,540	3,670
Commercial	769	746	631

Total non-performing loans	41,565	43,374	41,173
OREO, net	4,259	3,210	3,628

Total non-performing assets	$45,824	$46,584	$44,801

Delinquent loans 30 to 89 days	$18,965 (1)	$11,437 (1)	$11,275

Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$11,886	$18,160	$14,772
Performing	21,523	17,733	19,621

Total troubled debt restructurings	$33,409	$35,893	$34,393

Allowance for loan losses	$20,887	$20,510	$18,291

Allowance for loan losses as a percent of total loans receivable	1.35%	1.32%	1.17%
Allowance for loan losses as a percent of total non-performing loans	50.25	47.29	44.42
Non-performing loans as a percent of total loans receivable	2.68	2.80	2.63
Non-performing assets as a percent of total assets	2.00	2.05	1.94

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.86%	0.86%	0.83%	0.93%
Return on average stockholders’ equity	9.17	9.08	8.76	9.75
Interest rate spread	3.11	3.18	3.10	3.29
Interest rate margin	3.20	3.28	3.19	3.39
Operating expenses to average assets	2.39	2.39	2.33	2.31
Efficiency ratio	62.34	60.49	61.81	57.27

(1)	Delinquent loans 30 to 89 days excluded $16.5 million at December 31, 2012, of loans impacted by superstorm Sandy for which the Bank had granted a temporary payment plan. Delinquent loans 30 to 89 days at September 30, 2013 includes $475,000 of loans impacted by superstorm Sandy.

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

		At September 30, 2013	At December 31, 2012

Real estate:
One-to-four family		$768,665	$809,705
Commercial real estate, multi-family and land		497,461	475,155
Residential construction		17,087	9,013
Consumer		199,761	198,143
Commercial and industrial		65,584	57,967

Total loans		1,548,558	1,549,983

Loans in process		(6,530)	(3,639)
Deferred origination costs, net		3,850	4,112
Allowance for loan losses		(20,887)	(20,510)

Total loans, net		1,524,991	1,529,946

Less: mortgage loans held for sale		2,566	6,746

Loans receivable, net		$1,522,425	$1,523,200

Mortgage loans serviced for others		$813,481	$840,900

	Average Yield
Loan pipeline:
Commercial	3.97%	$38,361	$23,145
Construction/permanent	4.13	14,605	2,860
One-to-four family	4.02	19,897	43,464
Consumer	4.13	4,939	4,593

		$77,802	$74,062

	For the three months ended September 30,		For the nine months ended September 30,
	2013	2012	2013	2012
Loan originations:
Commercial	$49,522	$23,251	$97,216	$99,737
Construction/permanent	9,887	2,125	17,470	6,221
One-to-four family	45,708	72,137	159,451	204,511
Consumer	19,720	12,549	46,432	51,905

Total	$124,837	$110,062	$320,569	$362,374

Loans sold	$19,194	$45,097	$88,328	$127,683
Net charge-offs	633	766	2,223	4,739

DEPOSITS

	At September 30, 2013	At December 31, 2012
Type of Account
Non-interest-bearing	$217,061	$179,074
Interest-bearing checking	924,694	940,190
Money market deposit	124,350	118,154
Savings	291,131	256,035
Time deposits	211,678	226,218

	$1,768,914	$1,719,671

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2013			2012
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$46,311	$16	0.14%	$55,475	$15	0.11%
Securities (1)	613,929	2,394	1.56	574,453	2,586	1.80
FHLB stock	17,087	171	4.00	17,695	197	4.45
Loans receivable, net (2)	1,519,002	17,403	4.58	1,547,696	18,716	4.84

Total interest-earning assets	2,196,329	19,984	3.64	2,195,319	21,514	3.92

Non-interest-earning assets	115,016			116,227

Total assets	$2,311,345			$2,311,546

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,317,181	387	0.12	$1,317,658	971	0.29
Time deposits	211,584	720	1.36	238,133	936	1.57

Total	1,528,765	1,107	0.29	1,555,791	1,907	0.49
Borrowed funds	329,281	1,333	1.62	335,231	1,607	1.92

Total interest-bearing liabilities	1,858,046	2,440	0.53	1,891,022	3,514	0.74

Non-interest-bearing deposits	219,723			183,780
Non-interest-bearing liabilities	16,827			18,350

Total liabilities	2,094,596			2,093,152
Stockholders’ equity	216,749			218,394

Total liabilities and stockholders’ equity	$2,311,345			$2,311,546

Net interest income		$17,544			$18,000

Net interest rate spread (3)			3.11%			3.18%

Net interest margin (4)			3.20%			3.28%

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2013			2012
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD COST
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-earning deposits and short-term investments	$56,142	$61	0.14%	$54,133	$58	0.14%
Securities (1)	598,098	7,108	1.58	552,661	8,100	1.95
FHLB stock	17,113	534	4.16	17,749	626	4.70
Loans receivable, net (2)	1,514,693	52,493	4.62	1,555,556	57,642	4.94

Total interest-earning assets	2,186,046	60,196	3.67	2,180,099	66,426	4.06

Non-interest-earning assets	117,516			108,665

Total assets	$2,303,562			$2,288,764

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$1,322,095	1,389	0.14	$1,295,640	2,887	0.30
Time deposits	216,198	2,218	1.37	247,704	3,073	1.65

Total	1,538,293	3,607	0.31	1,543,344	5,960	0.51
Borrowed funds	325,251	4,312	1.77	340,563	4,971	1.95

Total interest-bearing liabilities	1,863,544	7,919	0.57	1,883,907	10,931	0.77

Non-interest-bearing deposits	204,568			169,400
Non-interest-bearing liabilities	16,463			16,935

Total liabilities	2,084,575			2,070,242
Stockholders’ equity	218,987			218,522

Total liabilities and stockholders’ equity	$2,303,562			$2,288,764

Net interest income		$52,277			$55,495

Net interest rate spread (3)			3.10%			3.29%

Net interest margin (4)			3.19%			3.39%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.